Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement effective January 29, 2018 (the “Amendment”) modifies the Employment Agreement (the “Agreement”) by and between Famous Dave’s of America, Inc., a Minnesota Corporation (the “Company”), and Geovannie Concepcion (“Executive”) effective April 13, 2016.  This Amendment is made in accordance with Section 9(c) of the Agreement.  All of the capitalized terms not otherwise defined in this Amendment have the same respective meanings as contained in the Agreement.  The provisions of the Agreement that are not modified by this Amendment shall remain in full force and effect pursuant to their terms.

1.             Position.  Executive shall be employed by the Company as its Chief Operating Officer (“COO”).  Executive’s duties shall include those generally typical for a COO of a publicly-traded company whose primary business is the developing, owning, operating, and franchising barbeque restaurants in the United States and any other countries where the Company may conduct operations and do business during the Employment Term.  Executive shall no longer hold the position of VP Development & Strategic Planning.

2.             Bonus.  The Bonus provision in Section 3(b) of the Agreement is deleted in its entirety and replaced with the following provision:

Bonus:  Executive shall be eligible to receive a bonus payable in cash (each a “Bonus”) set forth on the second column of the table below the first time during the Employment Term that the volume weighted average price of the Company’s Common Stock (“VWAP”), over a thirty (30) calendar day period, is equal to or exceeds the VWAP Target set forth on the first column in the table below.

VWAP Target	Bonus
$5.00	$12,500
$6.00	$30,000
$7.00	$35,000
$8.00	$50,000
$9.00	$56,250
$10.00	$75,000
$11.00	$82,500
$12.00	$120,000
$13.00	$130,000
$14.00	$175,000
$15.00	$187,500

If Executive believes that a VWAP Target has been achieved, he shall submit to the Compensation Committee of the Board (the “Committee”) a written notice thereof (each a “VWAP Notice”).  The Committee shall have thirty (30) days from receipt of a VWAP Notice to review the Common Stock prices for the period in question and determine whether (i) Executive is entitled to a Bonus or (ii) whether it disagrees with Executive’s analysis.  If the Committee agrees that

Executive is entitled to a Bonus, the Company shall issue Executive the Bonus within thirty (30) days of the expiration of the thirty (30) day review process.  The Bonus will be subject to all applicable payroll taxes and withholdings as required by law.  If the Committee disagrees that Executive is entitled to a Bonus, the Committee shall provide the Executive with its analysis of why no Bonus is due within thirty (30) days of the expiration of the thirty (30) day review process.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the day and year first above written.

FAMOUS DAVE’S OF AMERICA, INC.		EXECUTIVE

By:	/s/ Dexter Newman	/s/ Geovannie Concepcion
Geovannie Concepcion
Name:	Jeffery Crivello

Title:	Chief Executive Officer